                                                         EXHIBIT 99

NEWS RELEASE
For Immediate Release
For more information,
ATC Technology Corporation
Reports Fourth Quarter and Full Year 2008 Results	Mary Ryan
and Issues 2009 Guidance	630.663.8283
maryan@corpatc.com

•	Full year revenue of $530.6 million up nominally from 2007
•	2008 full year Logistics revenue of $353.4 million, up 20% versus 2007
•	2008 new business wins of $48 million; current pipeline of $310 million
•	Recorded previously announced goodwill impairment and restructuring charges of $79.1 million and $9.7 million, respectively, in Drivetrain
•	Reported full year loss from continuing operations of $1.09 per share, or adjusted earnings per share of $1.91 excluding goodwill impairment and restructuring charges
•	Ended 2008 with $17.2 million of net cash and borrowing capacity of $149 million

Downers Grove, Illinois, Tuesday, February 10, 2009 – ATC Technology Corporation (ATC) (NASDAQ-GS: ATAC), today reported financial results for the fourth quarter and full-year 2008.

Fourth Quarter Results
For the quarter ended December 31, 2008, revenue decreased 5.8% to $126.5 million from $134.3 million for the same period in 2007.  During the fourth quarter,  the Company recorded pre-tax charges of $79.1 million, $7.6 million and $2.1 million related to goodwill impairment, non-cash restructuring costs, and cash restructuring costs, respectively, in its Drivetrain business.  Loss from continuing operations for the fourth quarter of 2008 was $52.9 million versus income of $11.0 million for the fourth quarter of 2007.  The resulting loss from continuing operations per share was $2.66 for the fourth quarter of 2008.  On an adjusted basis, excluding the goodwill impairment and restructuring charges, earnings were $0.50 per diluted share compared to $0.49 for the fourth quarter of 2007.

The Company’s Logistics segment’s revenue for the quarter increased 8.5% to $87.8 million from $80.9 million for the fourth quarter of 2007.  Logistics segment profit for the quarter increased 17.7% to $15.3 million from $13.0 million in the same quarter of 2007.  The increase in revenue was driven primarily by volumes associated with two key customers, AT&T and TomTom, and was partially offset by the early 2008 completion of a one-time automotive electronics upgrade program.

The Company’s Drivetrain segment’s revenue was $38.6 million, a 27.7% decrease from $53.4 million for the fourth quarter of 2007.  Fourth quarter 2008 segment loss was $88.4 million driven by the $79.1 million goodwill impairment charge and the $9.7 million of restructuring charges.  Adjusted segment profit of $0.4 million for the quarter compared against $4.7 million for the fourth quarter of 2007.  Results were driven by the negative operating leverage associated with the dramatic reduction in volume for all significant customers.

Full Year Results
For the full year, revenue increased 0.3% to $530.6 million compared to $529.2 million for the full year 2007.  Loss from continuing operations of $22.7 million compared to income from continuing operations of $47.1 million for the full year 2007.  Loss from continuing operations per share was $1.09.  Adjusted earnings were $1.91 per diluted share compared to earnings per diluted share of $2.13 for the full year 2007.

The Company’s Logistics segment’s revenue increased 20.2% to $353.4 million from $293.9 million for the full year 2007.  Logistics segment profit increased 24.9% to $56.2 million compared to $45.0 million for the full year 2007.  The results were driven by strong base business volumes and new programs with AT&T, the ramp-up of programs with TomTom, growth with smaller programs, and continued cost reductions.

The Company’s Drivetrain segment’s revenue of $177.1 million decreased 24.7% from $235.3 million for the full year 2007.  Drivetrain segment loss of $81.3 million compared to segment profit of $29.7 million for the full year 2007.  Adjusted segment profit of $7.5 million for the year compared against $29.7 million for the full year 2007.  Results were driven by the dramatic reductions in volumes across our entire Drivetrain customer base.

Management Comments
Todd R. Peters, President and CEO said, “While the fourth quarter was challenging, with sales in our Drivetrain segment declining 27.7% and goodwill impairment and restructuring charges totaling $88.8 million, our Logistics segment again delivered solid results increasing 8.5% in revenue and 17.7% in profit.  The net result, on an adjusted basis, was $0.50 per diluted share compared to $0.49 for the fourth quarter of 2007.”

“It is fair to say that 2008 was a year with mixed results.  On the positive side, we delivered remarkable growth and successfully executed efficiency improvements in our Logistics business.  On the downside, our Drivetrain business suffered severely from dramatic reductions in volumes.  As a result, while we ended the year with nominal sales growth, we demonstrated our ability to adapt to a changing environment quickly by executing on a number of cost reduction initiatives, thereby reporting adjusted earnings per share of $1.91, near the upper end of our original 2008 guidance.”

“Despite economic headwinds that intensified throughout the year, our Logistics segment grew 20.2% to a record $353.4 million as we continued to benefit from solid customer relationships across the board, but especially with AT&T and TomTom.  Throughout 2008, our Logistics business exceeded our expectations, driven by cost improvements and the efficient launch of new programs.  Additionally, we renewed our contracts with AT&T, TomTom and T-Mobile, expanded our operational reach into Mexico and Canada, won $37 million in annualized new business and restocked our new business pipeline to $201 million, highlighting the sustainability of our future growth expectations.”

“Results of our Drivetrain business were disappointing throughout 2008, a reflection of the waning automotive industry.  We experienced reduced demand for Honda remanufactured transmissions for warranty applications compared to higher volumes in 2007 due to an extension of warranty coverage on certain models.  We also had additional softness in demand for Ford and Chrysler remanufactured transmissions due to normal life-cycle decay of legacy transmission platforms while newer platforms, which have been impacted by depressed new vehicle sales, have only resulted in modest volumes to date.  These factors coupled with the unprecedented economic distress being experienced by our customers severely impacted the valuation of our Drivetrain business.  Throughout 2008, we aggressively reduced costs and prepared for the restructuring and consolidation of our Drivetrain business to a smaller, leaner and profitable business going forward.  Although we are resizing our business and reducing our footprint to improve capacity and asset utilization, our focus remains on growing the business.  Our new business pipeline has over $109 million of annualized opportunities after winning $11 million in 2008.”

“In terms of liquidity, the Company had approximately $17.2 million in cash and cash equivalents as of December 31, 2008 and $149 million of availability on our $150 million credit facility.  The Company’s cash position and expected free cash flow of $34-$40 million in 2009 provide adequate resources to satisfy foreseeable business obligations.  However, we are borrowing $70 million under our credit facility in order to increase our cash position and preserve our financial flexibility in light of the current uncertainty in the capital markets.  The proceeds will be held in high quality, low risk investments and are not expected to be used in the near term.  Following the borrowing, we will have $79 million of borrowing capacity remaining on our credit facility.”

“2009 will undoubtedly be a challenging year. However, we have the financial strength and operational flexibility to adapt quickly to changes, as well as a solid pipeline of growth opportunities to pursue.  Therefore, our guidance ranges for 2009 are initially broad.  Our full year revenue guidance is $488-$539 million.  The higher end of the range reflects a more normalized level of demand supplemented with implementation of potential new business wins.  The lower end of the range reflects no new business wins and a contraction in demand for our customers’ products and services.  We expect earnings per diluted share of $1.62-$2.04, including $0.16-$0.18 per share in 2009 for previously announced restructuring charges for our Drivetrain business.  Our 2009 guidance on an adjusted basis is $1.80-$2.20.  We expect Logistics revenues of $333-$374 million, and segment profit of $49-$60 million.  The range of revenues is dependent on demand for our customers’ products and services and the extent and timing of potential new business wins.  In Drivetrain, we expect revenues of $155-$165 million with adjusted segment profit of $10-$11 million, excluding $5-$6 million of restructuring charges.  We expect to achieve pre-tax annual cost savings of $6 million upon completion of our restructuring, and we have targeted a 10% segment margin for Drivetrain as we exit 2009.”

“We clearly understand the challenges 2009 will present given the global economic uncertainty.  We feel confident in the depth of our management team, our ability to manage costs and quickly respond to changing market dynamics, our new business pipeline opportunities that we will pursue with vigor, our solid customer relationships that anchor our performance, and the strength of our balance sheet.  While our free cash flow and cash position give us the confidence to fund our organic growth, given the present and potential future limitations in accessing the capital markets, we feel it is prudent to draw on our credit facility in order to provide an extra level of certainty.  As always, we commit to providing our shareholders timely updates should our expectations change,” Peters concluded.

ATC will simultaneously host a conference call (dial-in number is 877-852-6579) and webcast to discuss the operating highlights and financial results for the fourth quarter and full year 2008 on Wednesday, February 11, 2009 at 9:00 A.M. Central time.

Conference call information (for those interested in asking questions after the presentation) and the web cast link (for those interested in listening only) are available at the Company’s web site at www.goATC.com.  Click on Investor Relations and SEC Filings.  Select web casts.  Please access the web site at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software.  A “no audio-slides only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC Technology Corporation web site and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC Technology Corporation is headquartered in Downers Grove, Illinois.  The Company provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light and medium/heavy-duty vehicle service parts markets.

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Certain statements in this news release are “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  These forward-looking statements generally include all statements other than statements of historical fact, including statements that are predictive, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” and similar expressions. In addition, any statements concerning future financial performance or position (including future revenues, expenses, earnings, growth rates or margins), ongoing business strategies, budgets or prospects, and possible future actions are also forward-looking statements. The forward-looking statements contained in this news release are based on information available to our management as of the date of this news release, and reflect management’s judgments, beliefs and assumptions as of the date of this news release with respect to future events, the outcome of which is subject to risks and uncertainties that could have a significant impact on our business, operating results or financial condition in the future. Should one or more of these risks or uncertainties materialize, or should underlying information, judgments, beliefs or assumptions prove incorrect, actual results or outcomes could differ materially from those expressed or implied by the forward-looking statements in this news release. Some of these risks and uncertainties are described in our periodic filings with the Securities and Exchange Commission.  We disclaim any intention or obligation to update the forward-looking

ATC TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net sales:
Services	$87,845	$80,900	$353,416	$293,917
Products	38,632	53,385	177,144	235,254
Total net sales	126,477	134,285	530,560	529,171

Cost of sales:
Services	64,348	57,308	262,685	211,937
Products	32,581	39,572	145,662	177,831
Products - exit, disposal, certain severance and other charges	7,614	1,249	7,614	1,962
Total cost of sales	104,543	98,129	415,961	391,730

Gross profit	21,934	36,156	114,599	137,441

Selling, general and administrative expense	13,766	17,533	56,965	61,001
Amortization of intangible assets	31	62	149	243
Impairment of goodwill	79,146	-	79,146	-
Exit, disposal, certain severance and other charges	2,064	836	3,396	1,411

Operating income (loss)	(73,073)	17,725	(25,057)	74,786

Interest income	93	702	624	1,141
Other income (expense), net	(115)	31	17	116
Interest expense	(160)	(150)	(696)	(969)

Income (loss) from continuing operations before income taxes	(73,255)	18,308	(25,112)	75,074

Income tax expense (benefit)	(20,357)	7,283	(2,423)	27,952

Income (loss) from continuing operations	(52,898)	11,025	(22,689)	47,122

Loss from discontinued operations, net of income taxes	-	(1,905)	(2,480)	(7,515)

Net income (loss)	$(52,898)	$9,120	$(25,169)	$39,607

Per common share - basic:
Income (loss) from continuing operations	$(2.66)	$0.50	$(1.09)	$2.16
Loss from discontinued operations	$-	$(0.09)	$(0.12)	$(0.34)
Net income (loss)	$(2.66)	$0.42	$(1.21)	$1.82

Weighted average number of common shares
outstanding	19,908	21,918	20,878	21,806

Per common share - diluted:
Income (loss) from continuing operations	$(2.66)	$0.49	$(1.09)	$2.13
Loss from discontinued operations	$-	$(0.09)	$(0.12)	$(0.34)
Net income (loss)	$(2.66)	$0.41	$(1.21)	$1.79

Weighted average number of common and
common equivalent shares outstanding	19,908	22,294	20,878	22,144

ATC TECHNOLOGY CORPORATION

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles ("GAAP") to those presented on the basis of methodologies other than in accordance with GAAP ("non-GAAP")

(In millions, except per share data)

	Actual				Projected
	For the three months ended December 31,		For the twelve months ended December 31,		For the twelve months ended December 31, 2009
	2008	2007	2008	2007	Low	High
	(Unaudited)		(Unaudited)		(Unaudited)
Consolidated Data:

Income (loss) from continuing operations (GAAP basis)	$(52.9)	$11.0	$(22.7)	$47.1	$32.4	$40.8

Impairment of goodwill - Drivetrain Segment, net of tax (a)	56.8	-	56.8	-	-	-
Plant closure and restructuring costs - Drivetrain segment, net of tax	6.1	-	6.1	-	3.6	3.2

Adjusted Income from continuing operations (non-GAAP basis)	$10.0	$11.0	$40.2	$47.1	$36.0	$44.0

Earnings Per Diluted Share:
Income (loss) from continuing operations (GAAP basis)	$(2.66)	$0.49	$(1.09)	$2.13	$1.62	$2.04

Impairment of goodwill - Drivetrain Segment, net of tax (a)	2.83	-	2.69	-	-	-
Plant closure and restructuring costs - Drivetrain segment, net of tax	0.30	-	0.29	-	0.18	0.16
Reconcilement due to share count change from Basic to Diluted	0.03	-	0.02	-	-	-

Adjusted Income from continuing operations (non-GAAP basis)	$0.50	$0.49	$1.91	$2.13	$1.80	$2.20

Diluted Shares Outstanding	20.0	22.3	21.1	22.1	20.1	20.1

Free Cash Flow:
Net cash provided by operating activities - continuing operations (GAAP basis)					$46.0	$55.0

Purchases of property, plant and equipment					(12.0)	(15.0)

Free cash flow (non - GAAP basis)					$34.0	$40.0

Drivetrain Segment Data:

Segment profit (loss) (GAAP basis)	$(88.4)	$4.7	$(81.3)	$29.7	$5.0	$5.0

Impairment of goodwill - Drivetrain Segment	79.1	-	79.1	-	-	-
Plant closure and restructuring costs - Drivetrain segment	9.7	-	9.7	-	5.0	6.0

Adjusted Segment profit (non-GAAP basis)	$0.4	$4.7	$7.5	$29.7	$10.0	$11.0

(a) Includes an income tax benefit of $0.4 million, or $0.02 per diluted share, from a revaluation of certain deferred tax assets primarily related to tax deductible goodwill.

Explanation of non-GAAP financial measures:
The Company reports its financial results of operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company also provides non-GAAP financial information to complement its consolidated financial statements presented in accordance with GAAP. This press release includes such non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of the Company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

Following is a description of the various non-GAAP financial measures used by the Company:

Adjusted Income From Continuing Operations:  Represents income (loss) from continuing operations (GAAP basis) adjusted to exclude, on an after-tax basis, (i) the Drivetrain impairment of goodwill charge and (ii) the Drivetrain plant closure and restructuring costs.

Adjusted Income From Continuing Operations Per Diluted Share:  Represents income (loss) from continuing operations per share (GAAP basis) adjusted to exclude, on an after-tax basis per diluted share, (i) the Drivetrain impairment of goodwill charge and (ii) the Drivetrain plant closure and restructuring costs.

Adjusted Segment profit:  Represents segment pofit (loss) (GAAP basis) adjusted to exclude (i) the Drivetrain impairment of goodwill charge and (ii) the Drivetrain plant closure and restructuring costs.

Free Cash Flow: Represents net cash provided by operating activities – continuing operations reduced by purchases of property, plant and equipment.

The Company believes these non-GAAP financial measures provide management, investors, equity analysts, and rating agencies with useful information by which to measure our performance. In addition, many of the Company’s internal performance measures are based on these non-GAAP financial measures.

The Company’s non-GAAP financial measures may vary from similar titled measures of other companies because of differences in the way the measures are calculated and therefore should not be used to compare the Company’s performance to that of other companies.

Whenever the Company presents non-GAAP financial measures, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP is made available. The non-GAAP financial measures used by the Company are not intended to supercede or replace the Company’s GAAP results or expectations.